Exhibit 5.2

January 8, 2007

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 9416.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $6,507,000 aggregate face amount of Notes Linked to an International Equity Index Basket due January 9, 2012 (the “Securities”) as described in the Company’s prospectus supplement dated December 29, 2006 to the Company’s prospectus dated June 19, 2006 (the “Prospectus Supplement”). We hereby confirm our opinion as set forth under the heading “Supplemental U.S. Income Tax Considerations” in the Prospectus Supplement.

We hereby consent to the reference to us in the Prospectus under the caption “Supplemental U.S. Income Tax Considerations” and the filing of this opinion as an exhibit to the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP